Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into between P3 Health Group Management, LLC (“OpCo”), P3 Health Partners Inc., a Delaware corporation (“TopCo” and, together with OpCo, the “Company”), and Aric Coffman (the “Executive”).
W I T N E S S E T H
WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer and President of the Company;
WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company; and
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.POSITION AND DUTIES.
(a)The Executive shall serve as the Chief Executive Officer and President of TopCo. Executive shall report to the Chairman and Board of Directors of TopCo (the “Board of Directors”) and shall, subject to the control of the Board of Directors, be responsible for the general supervision, direction and control of the business and officers of the Company and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation as may be prescribed by the Board of Directors from time to time.
(b)The Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company.
2.EVERGREEN EMPLOYMENT TERM. The Company agrees to employ the Executive, and the Executive agrees to be employed, as of 12 p.m. ET on May 8, 2024 (the “Effective Date”). The Executive’s employment hereunder may be terminated in accordance with Section 7 of this Agreement. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.” Notwithstanding the foregoing, the Executive’s employment with the Company is and shall continue on an “at will” basis, subject to the provisions of Section 8.
3.BASE SALARY. Effective as of the Effective Date and during the Employment Term, the Company agrees to pay the Executive an annual base salary (“Base Salary”) of $750,000, payable in accordance with the regular payroll practices of the Company, but no less often than monthly, and shall be pro-rated for partial years of employment. The Compensation and Nominating Committee of the Board of Directors (the “Compensation and Nominating Committee”) shall review the Base Salary annually.

4.ANNUAL BONUS. For each calendar year ending during the Employment Term beginning with calendar year 2024, the Executive shall be eligible to receive an annual incentive bonus (“Bonus”) targeted at 75% of the Executive’s Base Salary (the “Target Bonus”), based upon performance goals which shall be mutually determined by the Executive and the Compensation and Nominating Committee annually and approved by the Board of Directors (the “Performance Goals”), with an opportunity to receive up to a maximum Bonus equal to 90% of the Executive’s Base Salary, based upon performance that substantially exceeds the applicable target Performance Goals. For the 2024 calendar year, the performance goals have been communicated to the Executive contemporaneously with this Agreement. The performance goals for each year shall be determined no later than March 31 of the applicable calendar year, commencing in 2025. The actual amount of any Bonus shall be determined by the Board (or the Compensation and Nominating Committee) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or the Compensation and Nominating Committee), and shall be pro-rated for any partial year of employment. Any Bonus earned for a calendar year shall be paid, subject to the Executive’s continued employment through December 31 of such calendar year, no later than March 15 in the immediately following calendar year at the same time bonuses are paid by the Company to its employees generally.
5.EQUITY AWARDS.
(a)Subject to approval of the Board and the Executive’s commencement of employment hereunder, Topco shall grant to the Executive a nonqualified option to purchase an aggregate of 12,100,000 shares of Topco Class A common stock (the “Stock Option”). The Stock Option shall have an exercise price per share equal to the Fair Market Value (as defined in the Company’s 2024 Employment Inducement Plan (the “Inducement Plan”)) on the applicable grant date and shall have an outside expiration date of ten years from the grant date. In addition, subject to approval of the Board and the Executive’s commencement of employment hereunder, Topco shall grant to the Executive a restricted stock unit award covering 4,400,000 shares of Topco Class A common stock (the “RSU Award”).
(b)Subject to the Executive’s continued employment with the Company through the applicable vesting date, the Stock Option shall vest and become exercisable (x) with respect to 25% of the underlying shares on the first anniversary of the Effective Date, and (y) as to the remaining 75% of the underlying shares, in substantially equal installments on each three (3)-month anniversary thereafter, over the following three (3) year period.
(c)Subject to the Executive’s continued employment with the Company through the applicable vesting date, the RSU Award will be subject to both service-vesting and performance-vesting conditions, such that both conditions must be met for the RSU Award to vest. The service-vesting condition will follow the same vesting schedule as the Stock Option. The performance-vesting condition will be satisfied upon the closing of Topco’s first underwritten offering and sale of Topco’s Class A common stock following the Effective Date.

(d)The Stock Option and the RSU Award will accelerate and fully vest (and become exercisable, as applicable) on the one (1) year anniversary of the consummation of a Qualifying Change in Control, subject to the Executive’s remaining employed by the Company until such date. A “Qualifying Change in Control” shall mean a Change in Control (as defined in the Inducement Plan), but excluding a transaction or series of transactions (i) following which Chicago Pacific Founders Fund L.P. and its affiliates (collectively, “CPF”) beneficially own securities of the Company (or the Successor Entity) possessing the largest total combined voting power of the Company’s or the Successor Entity’s securities outstanding immediately after such transaction or series of transactions, or (ii) pursuant to which any “group” that includes CPF directly or indirectly acquires beneficial ownership of securities of the Company (or the Successor Entity) possessing a majority of the total combined voting power of the Company or the Successor Entity after such acquisition (either of (i) or (ii), a “CPF Transaction”). If a Change in Control occurs that is a CPF Transaction, then (i) each of the Stock Option and the RSU Award will accelerate and vest (and become exercisable, as applicable) on the one (1) year anniversary of the consummation of such a Change in Control with respect to 50% of the then-remaining unvested shares subject to each such award, subject to the Executive’s continuous employment with the Company through such date and (ii) the other 50% of the then-remaining unvested shares shall remain eligible to vest (and become exercisable, as applicable) over the remaining original vesting schedule. For clarity, the number of shares that will vest (and become exercisable, as applicable) on each remaining vest date shall be equal to 50% of the shares originally scheduled to vest (and become exercisable, as applicable) on such date.
(e)The terms and conditions of the Stock Option and the RSU Award will be set forth in the Inducement Plan and in separate award agreements to be entered into by Topco and the Executive (the “Award Agreements”). Except as otherwise specifically provided in this Agreement, the Stock Option and the RSU Award shall be governed in all respects by the terms of and conditions of the Inducement Plan and the applicable Award Agreement.
6.EMPLOYEE BENEFITS.
(a)During the Employment Term, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs. In addition, during the Employment Term, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 6(a) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(b)As part of Executive’s benefit compensation under this Agreement, Company shall, following consultation with Executive, obtain, pay for and maintain during the Employment Term short-term and long-term disability insurance coverage on Executive at a level commensurate with Executive’s position and compensation (the “Disability Insurance Policies”).
(c)The Company shall provide the Executive with a jet card (“Jet Card”) that entitles the Executive to forty (40) hours of air time per calendar year, for so long as the Company retains a membership with the Jet Card provider. This Jet Card shall be utilized by the Executive at Executive’s discretion for travel purposes directly related to the Company’s business interests. The Executive shall comply with all policies, procedures, and guidelines established by the Company regarding the use of the Jet Card, including but not limited to scheduling procedures, safety protocols, and any applicable travel policies, and shall update the Chair of the Compensation and Nominating Committee on a quarterly basis regarding the utilization of the Jet Card. In the event of the termination of the Executive’s employment with the Company, for any reason whatsoever, the Executive’s entitlement to utilize the Jet Card shall cease immediately, and the Executive shall promptly return the Jet Card to the Company, along with any associated materials or documentation.
7.TERMINATION. The Executive’s employment shall be subject to termination in the event of any of the following:
(a)DISABILITY. Upon thirty (30) days’ prior written notice by the Company or the Executive to the other party of termination due to Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the essential functions and duties of the Executive’s position with the Company for an aggregate of one hundred twenty (120) days in any twelve (12)-month period as a result of any physical or mental impairment, as determined by an independent physician in accordance with the terms of the Disability Insurance Policies.
(b)DEATH. Automatically upon the date of death of the Executive.
(c)CAUSE BY COMPANY. The Company shall have the right, upon thirty (30) days written notice given to Executive, to terminate Executive’s employment relationship for Cause by Company. For purposes of this Agreement, “Cause by Company” shall mean: (i) Executive stole from, defrauded or embezzled from the Company or the Executive’s indictment for, or plea of guilty or nolo contendere to, any felony or any other crime involving dishonesty; or (ii) the Executive’s willful and material violation of the Company’s policies related to discrimination, harassment, ethics, corporate governance, insider trading, Regulation FD and other SEC compliance and related party transactions.  In the event of termination for Cause by Company with respect to subsection (ii) of this Section 7(c), the Company shall have provided Executive written notice with reasonable detail of the violation and, if the violation is curable, a thirty (30) days opportunity to cure.

(d)TERMINATION FOR CAUSE BY EXECUTIVE. Executive shall have the right, upon thirty (30) days written notice given to the Company, to terminate Executive’s employment relationship for Cause by Executive. For purposes of this Agreement, “Cause by Executive” shall mean any of the following: (i) a reduction in Executive’s Base Salary without the Executive’s consent, other than a reduction of not more than ten percent (10%) of the Base Salary in effect from time to time in connection with pro rata reductions made to the Company’s senior management team; or (ii) a material adverse change in the Executive’s duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated) without Executive’s consent provided, in each case of (i) and (ii), that in order for there to be Cause by Executive, the Executive must notify the Company in writing within thirty (30) days of the initial occurrence of the circumstances giving rise to Cause by Executive and the Company must have failed to cure such circumstances within such thirty (30) days following the date of such notice (and the termination of employment occurs within thirty (30) days following the expiration of such cure period).
(e)TERMINATION WITHOUT CAUSE BY EXECUTIVE OR COMPANY. The Company or the Executive may elect to terminate this Agreement for no cause by giving the other party prior written notice of their desire to terminate the Agreement. In either case whether by Company or Executive, the notice period shall be ninety (90) days and the other party shall have the option of reducing the notice period to sixty (60) days.
(f)CERTAIN DEFINITIONS.
(i)“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
(ii)“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
(iii)“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended.
8.CONSEQUENCES OF TERMINATION. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall, unless otherwise determined by the Board of Directors, immediately resign from the Board and from all other officer, director or other positions the Executive holds with the Company or any of its Affiliates. Termination of the Executive shall result in the following.
(a)DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following:
(i)any unpaid Base Salary and accrued benefits through the date of termination including a pro-rated portion of the Target Bonus for the year in which death occurs up to the date of death, payable within thirty (30) days following the date of termination; and
(ii)reimbursement for any unreimbursed business expenses incurred through the date of termination.
(b)DISABILITY. In the event that the Executive’s employment and/or the Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with any unpaid Base Salary and accrued benefits through the date of termination within thirty (30) days following the date of termination.
(c)TERMINATION FOR CAUSE BY COMPANY OR WITHOUT CAUSE BY EXECUTIVE. If the Executive’s employment is terminated and the Employment Term ends (i) for Cause by the Company, or (ii) without Cause by the Executive, the Company shall pay to the Executive, within thirty (30) days following the date of termination, any unpaid Base Salary and accrued benefits through the date of termination following the applicable notice period.
(d)TERMINATION WITHOUT CAUSE BY COMPANY OR TERMINATION FOR CAUSE BY EXECUTIVE.
(i)If the Executive’s employment is terminated and the Employment Term ends without Cause by the Company or by the Executive for Cause, then the Executive shall be entitled to:
(1) all unpaid Base Salary and accrued benefits through the date of termination, payable within thirty (30) days following the date of termination; and
(2)the payment by the Company of an aggregate amount equal to one (1) times the Executive’s Base Salary, such amount to be payable in equal installments over the twelve (12)-month period following the date of termination (payable in accordance with the Company’s normal pay-roll cycle) (the “Cash Severance”);
(3)if and to the extent the Executive is eligible for and timely elects continuation coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a reimbursement of a portion of the premiums for such coverage for twelve (12) months or until the Executive becomes eligible for health insurance through a new employment, such portion to be equal to the amount of premiums the Company would have paid for the Executive’s active employee health coverage had the Executive remained an active employee during such time, such amount to be payable monthly in substantially equal installments during the twelve (12)-month period following termination; and
(4)(x) if either such termination occurs on or within one (1) year following a Qualifying Change in Control, then the Stock Option and the RSU Award will accelerate and vest (and become exercisable, as applicable) in full; or (y) if either such termination occurs on or within one (1) year following a Change in Control that is a CPF Transaction, then 50% of the then-remaining unvested shares subject to each such award will accelerate and vest (and become exercisable, as applicable), and any remaining unvested shares subject to each such award shall be forfeited for no consideration.
The Cash Severance shall be subject to mitigation upon the Executive’s employment with a subsequent employer during the twelve (12)-month period following the date of termination.
(ii)Release Requirement. The amounts payable and benefits provided pursuant to this Section 8(d) other than the unpaid Base Salary and accrued benefits through the date of termination (the “Severance Benefits”) are conditioned upon and subject to the Executive’s execution of a general release of claims and covenant not to sue in a form substantially similar to the form attached hereto as Exhibit A (the “Release”), within twenty-one (21) days (or forty-five (45) days, if required to comply with applicable law) following the termination date and the Executive not revoking the Release within the seven (7)-day period following the execution date. If the Executive timely executes and does not revoke the Release, the Cash Severance and if applicable COBRA portions of the Severance Benefits shall begin to be paid within ten (10) days after the revocation period applicable to the Release expires, with the first payment to include any unpaid installments from the termination date; provided, that with respect to any payments subject to Section 409A (as defined below), if the period during which the Release may be executed and/or revoked could cross calendar years, the first payment shall not be made until the later calendar year if necessary to comply with Section 409A. If the Executive does not timely sign the Separation Agreement or revokes the Release, the Executive shall forfeit any and all rights to the Severance Benefits.

9.RESTRICTIVE COVENANTS.
(a)CONFIDENTIALITY. During the course of the Executive’s employment with the Company the Executive will learn and develop confidential information on behalf of the Company. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any confidential business or technical information, trade secrets, or other nonpublic, proprietary or confidential information, knowledge or data relating to the Company, or received from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for its intended and authorized purposes.
(b)NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to trade secrets and other confidential information of the Company, which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such trade secrets and confidential information, and (iv) the Company has substantial relationships with their customers, strategic partners, the health insurance providers with whom they enter into agreements, patients and patient referral sources and the Executive has had and may continue to have access to these customers and referral sources. Accordingly, during the Executive’s employment hereunder and for a period of eighteen (18) months thereafter, and except as set forth in this Section 9(b), the Executive shall not either solely or in connection with or through others directly or indirectly, engage in the business of developing, marketing, operating, managing and/or selling, services in the Medicare Advantage primary care global risk business, ACO Shared Risk Arrangements, Medicare Direct Contracting Entities or any other lines of business the Company may launch during the term of this Agreement, anywhere in the United States, including the District of Columbia. The foregoing activities in this Section 9(b) shall be referred to as the “Competitive Business”. Notwithstanding the foregoing, the Executive may own, finance, or invest in a Competitive Business as the passive holder of not more than 5% of the outstanding stock of a publicly-held or non-publicly held company. During the twelve (12) month following the termination of the Executive’s employment with the Company the Executive agrees to work in good faith to support the Company’s efforts to complete any transaction for the Company that was subject to active business development activity by the Company during the nine (9) months prior to termination of Executive’s employment, provided that the Company and Executive shall mutually agree to a reasonable consulting agreement providing for compensation for such services at the hourly equivalent of the Base Salary as of the time of termination of employment.

(c)NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for a period of twenty-four (24) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering with the relationship between the Company and any of its payors, joint venturers, licensors or contractors with whom the Company has a contract relating to its at-risk Medicare Advantage business.
(d)NO DISPARAGEMENT. Neither the Company nor the Executive shall, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places any of the other party or its affiliates, or any of their respective members or advisors or any member of the Board of Directors in a false or negative light; provided, however, that a party shall not be required to make any untruthful statement or to violate any law. For purposes of this Section 9(d), the Company’s covenants shall apply to the Company’s executive officers and members of the Board of Directors.
(e)REASONABLENESS OF COVENANTS. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that the restraints are reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9, and that the Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if the Company prevails on any material issue involved in such dispute or in the event that the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 9.
(f)REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties hereto that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g)SURVIVAL OF PROVISIONS. The obligations contained in Section 9 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.
(h)COMPANY. For purposes of Section 7(c), Section 9 and Section 10 of this Agreement, “Company” shall include direct and indirect subsidiaries of P3 Health Partners Inc.
(i)EXCEPTIONS. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit the Company or the Executive (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), (1) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the Executive acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude the Company or the Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.
10.EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.
11.NO ASSIGNMENTS. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
12.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s last known address on the records of the Company.
If to the Company:
P3 Health Partners Inc.
c/o Mark Thierer, Chairman
2370 Corporate Cir. #300
Henderson, NV 89074

With a Copy to
P3 Health Partners Inc.
Attn: Chief Legal Officer
2370 Corporate Cir. #300
Henderson, NV 89074

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
13.SEVERABILITY. The provisions of this Agreement shall be deemed severable and invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
14.LEGAL COUNSEL; MUTUAL DRAFTING. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against the Company or the Executive on the basis of that party being the drafter of such language.
15.GOVERNING LAW; JURISDICTION; NO TRIAL BY JURY. This Agreement, the rights and obligations of the parties hereto, any claims or disputes relating thereto, or any proceeding relating to the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its choice of law provisions. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES HERETO WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT. ANY DISPUTE PERMITTED TO BE BROUGHT IN COURT SHALL BE HEARD IN THE STATE OR FEDERAL COURTS SITTING IN LAS VEGAS, NEVADA AND THE PARTIES AGREE TO JURISDICTION AND VENUE THEREIN.
16.ARBITRATION. Any dispute, controversy, or claim arising out of relating to this Agreement, or Executive’s employment with the Company, shall be resolved by binding arbitration before a single arbitrator in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (which are available at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf), however, that any party may seek injunctive relief to protect his or its rights hereunder in court.
17.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18.SECTION 409A.
(a)General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 18(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(b)Distributions on Account of Separation from Service. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of Section 409A).
(c)Six Month Delay for Specified Employees. If the Executive is a “specified employee” (as determined by the Company in accordance with Section 409A), then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death), if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(d)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(e)Taxable Reimbursements and In-Kind Benefits. Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the

Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
(f)No Guaranty of 409A Compliance. Notwithstanding anything to the contrary, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and neither the Company nor any Related Entity shall have any liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.
19.REPRESENTATIONS. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, or any policy, program or code of such other person, firm, organization or other entity person, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
20.SURVIVAL OF PROVISIONS. The obligations contained in Sections 7 through 20 of this Agreement shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company.
21.ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive, on the one hand, and the Company or any Affiliate of the Company or any predecessor of any of the foregoing, on the other hand, with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both an authorized officer of the Company (other than the Executive) and the Executive.
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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of May 8, 2024.

“OPCO” By: /s/ Atul Kavthekar Name: Atul Kavthekar Title: Authorized Officer
“TOPCO” By: /s/ Mary Tolan Name: Mary Tolan Title: Member, Board of Directors “EXECUTIVE” /s/ Aric Coffman Aric Coffman

EXHIBIT A

FORM OF GENERAL RELEASE
1.Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of P3 Health Group Management, LLC (“OpCo”), P3 Health Partners Inc. (“TopCo” and, together with OpCo, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination In Employment Act (“ADEA”); the Americans With Disabilities Act; the Older Workers’ Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; and any federal, state or local laws of similar effect.
2.Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 8(d) of that certain Executive Employment Agreement between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and TopCo (including with respect to the payments and benefits provided in exchange for this Release) or as a holder of any securities of TopCo, (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator (subclauses (i) – (vi), the “Unreleased Claims”).
3.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (2) the undersigned acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
4.Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5.No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the ADEA.
6.No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7.OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the ADEA. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
(i)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(ii)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(iii)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(iv)the Company advises the undersigned to consult with an attorney prior to executing this Release;
(v)the undersigned has been given at least [21]1 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(vi)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be
1 NTD: Use 45 days in a group termination, and include information regarding terminated positions.

in writing and sent to [name], via electronic mail at [email address], on or before [11:59 p.m. Pacific time] on the seventh day after this Release is executed by the undersigned.
8.Acknowledgement. The undersigned acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by the undersigned with respect to the matters released in this Release, and the undersigned agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.
9.Governing Law. This Release is deemed made and entered into in the State of Delaware, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Delaware, to the extent not preempted by federal law.
* * * * *

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

Aric Coffman